Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Moriah Shilton	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports Second Quarter 2020 Results

●	Net income of $14.6 million and Adjusted EBITDA of $28.8 million

●	Adjusted EBITDA for the second half of 2020 expected to be in the range of $50 to $70 million

●	Total debt reduced by $34.4 million during the quarter

Sacramento, CA, August 11, 2020 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of high quality alcohol products and low-carbon renewable fuels in the United States, reported its financial results for the three and six months ended June 30, 2020.

“Our strong second quarter financial results, including net income of $14.6 million and Adjusted EBITDA of $28.8 million, were driven by our diversified product portfolio and expanded production of high quality alcohol,” said Mike Kandris, Pacific Ethanol’s Co-CEO. “Our Pekin campus has produced industrial, chemical and beverage grade alcohol for over 100 years, and we recently announced an expansion of our production capacity to meet the demand for our high quality alcohol used in sanitizers and disinfectants, which has increased significantly due to the ongoing coronavirus pandemic. We also continue to experience strong demand for our high value feed and food products, which our Pekin facilities have produced for over 20 years.”

“Looking at the second half of the year, we expect Adjusted EBITDA to range between $50 and $70 million, with momentum continuing into 2021,” stated Bryon McGregor, Pacific Ethanol’s CFO. “In addition to reducing our debt by $34.4 million in the second quarter, we continue to work with our lenders to satisfy our continuing obligation to agree on a plan to eliminate or refinance our term debt. To this end, our goal is to reduce our total term debt outstanding at year end by at least $70 million. We believe that continued debt reduction and profitable growth will position us well for delivering long-term growth and value for our stakeholders.”

Financial Results for the Three Months Ended June 30, 2020 Compared to 2019

●	Net sales were $212.1 million, compared to $346.3 million.

●	Cost of goods sold was $180.9 million, compared to $342.3 million.

●	Gross profit was $31.2 million, compared to $4.0 million.

●	Selling, general and administrative expenses were $8.6 million, compared to $6.7 million.

●	Operating income was $22.6 million, compared to a loss of $2.7 million.

●	Income available to common stockholders was $14.6 million, or $0.27 per share, compared to a loss of $8.0 million, or $0.17 per share.

●	Adjusted EBITDA was $28.8 million, compared to $7.2 million.

●	Cash and cash equivalents were $29.8 million at June 30, 2020, compared to $19.0 million at December 31, 2019.

Financial Results for the Six Months Ended June 30, 2020 Compared to 2019

●	Net sales were $523.5 million, compared to $702.1 million.

●	Cost of goods sold was $505.2 million, compared to $700.4 million.

●	Gross profit was $18.3 million, compared to $1.7 million.

●	Selling, general and administrative expenses were $18.8 million, compared to $14.9 million.

●	Operating loss was $0.5 million, compared to $13.3 million.

●	Loss available to common stockholders was $10.8 million, or $0.20 per share, compared to $21.2 million, or $0.45 per share.

●	Adjusted EBITDA was $16.5 million, compared to $8.8 million.

Second Quarter 2020 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on August 12, 2020. Management will deliver prepared remarks followed by a question and answer session.

The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 7598331. If you are unable to participate in the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Wednesday, August 12, 2020 through 11:59 p.m. Eastern Time on Wednesday, August 19, 2020. To access the replay, please dial (855) 859-2056. International callers should dial 00-1 (404) 537-3406. The pass code will be 7598331.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol, Inc. before interest expense, provision (benefit) for income taxes, asset impairments, loss on extinguishment of debt, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss) attributed to Pacific Ethanol, Inc. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) attributed to Pacific Ethanol, Inc. or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

Information reconciling forward-looking Adjusted EBITDA to forward-looking net income (loss) attributed to Pacific Ethanol, Inc. would require a forward-looking statement of net income (loss) attributed to Pacific Ethanol, Inc. prepared in accordance with GAAP, which is unavailable to the company without unreasonable effort. The company is not able to provide a quantitative reconciliation of forward-looking Adjusted EBITDA to forward-looking net income (loss) attributed to Pacific Ethanol, Inc. because certain items required for reconciliation are uncertain, outside of the company’s control and/or cannot be reasonably predicted, such as fair value adjustments, asset impairments, if any, and provision (benefit) for income taxes, which the company views as the most material components of net income (loss) attributed to Pacific Ethanol, Inc. that are not presently estimable.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States. Pacific Ethanol owns and operates seven production facilities in California, Idaho, Illinois and Oregon. The plants have a combined production capacity of 450 million gallons per year, and produce over two million tons per year of co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2, based on historical volumes. Pacific Ethanol markets and distributes fuel-grade ethanol, high-quality alcohol products and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol and high-quality alcohol products for Pacific Ethanol’s plants as well as for third parties. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market conditions, including the supply of and domestic and international demand for high quality alcohol, ethanol and co-products; and Adjusted EBITDA that Pacific Ethanol may generate; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for high quality alcohol, ethanol and its co-products ; export conditions and international demand for ethanol and co-products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including production input costs, such as corn and natural gas; the continued effects of the novel coronavirus on travel and the demand for transportation fuels, sanitizers and disinfectants; and the ability of Pacific Ethanol to timely and successfully execute on its strategic initiatives and remain in compliance with its debt covenants, including Pacific Ethanol’s compliance with its prior and continuing obligation to obtain lender approval of a comprehensive plan to restructure its assets and liabilities, the failure of which currently enables its lenders to accelerate Pacific Ethanol’s debt. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the high quality alcohol and ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2020.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$212,074	$346,301	$523,478	$702,104
Cost of goods sold	180,892	342,330	505,186	700,422
Gross profit	31,182	3,971	18,292	1,682
Selling, general and administrative expenses	8,629	6,708	18,841	14,943
Income (loss) from operations	22,553	(2,737)	(549)	(13,261)
Interest expense, net	(4,647)	(5,115)	(9,954)	(9,851)
Fair value adjustments	(1,314)	—	(641)	—
Other income (expense), net	(1,738)	(438)	(1,158)	661
Income (loss) before benefit for income taxes	14,854	(8,290)	(12,302)	(22,451)
Benefit for income taxes	—	—	—	—
Consolidated net income (loss)	14,854	(8,290)	(12,302)	(22,451)
Net loss attributed to noncontrolling interests	110	644	2,166	1,915
Net income (loss) attributed to Pacific Ethanol, Inc.	$14,964	$(7,646)	$(10,136)	$(20,536)
Preferred stock dividends	$(315)	$(315)	$(630)	$(627)
Income (loss) available to common stockholders	$14,649	$(7,961)	$(10,766)	$(21,163)
Net income (loss) per share, basic and diluted	$0.27	$(0.17)	$(0.20)	$(0.45)
Weighted-average shares outstanding, basic and diluted	54,498	47,771	54,163	46,651

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$29,783	$18,997
Accounts receivable, net	48,871	74,307
Inventories	46,326	60,600
Prepaid inventory	3,180	1,528
Derivative instruments	—	2,438
Assets held-for-sale	—	69,764
Other current assets	3,630	4,430
Total current assets	131,790	232,064
Property and equipment, net	317,950	332,526
Other Assets:
Right of use operating lease assets, net	22,625	24,346
Notes receivable	16,500	—
Assets held-for-sale	—	16,500
Intangible asset	2,678	2,678
Other assets	5,586	4,381
Total other assets	47,389	47,905
Total Assets	$497,129	$612,495

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30, 2020	December 31, 2019
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$27,721	$29,277
Accrued liabilities	13,628	22,331
Current portion – operating leases	2,898	3,457
Current portion – long-term debt	96,000	63,000
Derivative instruments	—	1,860
Liabilities held-for-sale	—	34,413
Other current liabilities	6,707	6,060
Total current liabilities	146,954	160,398

Long-term debt, net of current portion	95,888	180,795
Operating leases, net of current portion	20,164	21,171
Other liabilities	23,382	23,086
Total Liabilities	286,388	385,450

Stockholders’ Equity:

Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of June 30, 2020 and December 31, 2019 Series B: 927 shares issued and outstanding as of June 30, 2020 and December 31, 2019	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 55,482 and 55,508 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	55	56
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	944,035	942,307
Accumulated other comprehensive expense	(2,370)	(2,370)
Accumulated deficit	(730,980)	(720,214)
Total Pacific Ethanol, Inc. Stockholders’ Equity	210,741	219,780
Noncontrolling interests	—	7,265
Total Stockholders’ Equity	210,741	227,045
Total Liabilities and Stockholders’ Equity	$497,129	$612,495

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2020	2019	2020	2019
Net income (loss) attributed to Pacific Ethanol, Inc.	$14,964	$(7,646)	$(10,136)	$(20,536)
Adjustments:
Interest income	(172)	—	(172)	—
Interest expense*	4,647	5,115	9,954	9,851
Fair value adjustments	1,314	—	641	—
Depreciation and amortization expense*	8,089	9,774	16,205	19,480
Total adjustments	13,878	14,889	26,628	29,331
Adjusted EBITDA	$28,842	$7,243	$16,492	$8,795

*	Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2020	2019	2020	2019
Production gallons sold (in millions)	56.9	118.6	179.5	235.5
Third party gallons sold (in millions)	73.9	83.2	136.3	178.0
Total gallons sold (in millions)	130.8	201.8	315.8	413.5

Total gallons produced (in millions)	47.6	121.3	163.9	243.8
Production capacity utilization	40%	80%	82%	82%

Average ethanol sales price per gallon	$1.59	$1.61	$1.55	$1.57
Average CBOT ethanol price per gallon	$1.08	$1.41	$1.16	$1.36

Corn cost – CBOT equivalent	$3.39	$3.81	$3.59	$3.77
Average basis	0.20	0.41	0.32	0.40
Delivered corn cost	$3.59	$4.22	$3.91	$4.17

Total co-product tons sold (in thousands)	250.1	691.5	922.0	1,375.6
Co-product return % (1)	46.5%	35.5%	41.8%	37.2%

(1)	Co-product revenue as a percentage of delivered cost of corn.

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